Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, March 25, 2008

eOn Communications to Sell Investment in Spark

SAN JOSE, CA (March 25, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported that its Board of Directors has decided not to exercise the option to purchase Spark Technologies, Inc. (“Spark”) and has elected to sell the 300,000 shares of Spark it presently owns to David Lee for $300,000. After evaluation of the Company’s strategic alternatives the Board concluded that it was not in the best interest of the Company to acquire Spark at this time.

On March 31, 2006, the Company entered into an Acquisition Option Agreement with Spark to convert a note receivable of $300,000 to 300,000 shares of Spark common stock with an option to purchase all remaining outstanding Spark shares for 8,665,000 shares of eOn common stock. The option period expires March 31, 2008. Under the agreement, the Company can require David Lee (the majority owner of Spark) to purchase the 300,000 shares for $300,000 with 60 days written notice. The Company delivered the notice to David Lee on March 25, 2008. Mr. Lee is the Chief Executive Officer and a Director of eOn.

About eOn Communications

eOn Communications Corporation is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and

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competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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